EXHIBIT 10.1

RIDER TO AMENDED AND RESTATED
REVENUE SHARING AND NOTE PURCHASE AGREEMENT

Reference is made to the Revenue Sharing and Note Purchase Agreement originally dated as of February 14, 2014, and amended and restated as of December 24, 2014 (as so amended and restated, and as amended and in effect from time to time, the “Agreement”) by and among ANDREA ELECTRONICS CORPORATION, a New York corporation (the “Company”), AND34 FUNDING LLC as collateral agent (the “Collateral Agent”) and the financial institutions party thereto as Purchasers.

This Rider (“Rider”) is dated as of August 10, 2016, and, upon becoming effective in accordance with its terms, will hereafter be part of the Agreement.

WHEREAS, the Agreement contemplated that the Company may subsequently request, and the Note Purchasers may in their sole discretion agree to, the sale and purchase of additional Notes;

WHEREAS, the Company now wishes to issue and sell additional Notes to Purchasers and Purchasers are willing to purchase such Notes (hereafter, the “Additional Notes”) subject to the terms and conditions set forth in the Agreement and this Rider;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

A. Definitions. Except as otherwise defined in this Rider, terms defined in the Agreement are used herein as defined therein.

B. Rider Effect on Agreement. Except as specifically provided in this Rider, this Rider does not alter or amend any provision or term of the Agreement, which remains in effect. All references herein to Sections and Schedules refer to Sections and Schedules of the Agreement.

C. Additional Notes.

C.1. Purchase and Sale of Additional Notes.

C.1.1. On August 10, 2016 (the “Rider Date”) and from time to time thereafter as provided herein, the Company agrees to issue and sell, and each Note Purchaser agrees to purchase, for an amount equal to the original principal amount thereof and in accordance with the percentages set forth on Schedule 2.2, Additional Notes in an aggregate original principal amount of up to $7,000,000 (or such greater amount as the Note Purchasers may agree in their sole discretion). The purchase price of the Additional Notes allocated in accordance with the percentages set forth Schedule 2.2 shall be payable in immediately available funds by wire transfer to the deposit account of the Company as identified in writing by the Company to the Note Purchasers prior to the Rider Date and each subsequent date of issuance of Additional Notes thereafter. No Note Purchaser shall be responsible for any default by any other Note Purchaser in its obligation to acquire Additional Notes hereunder. The Company may subsequently request, and the Note Purchasers may in their sole discretion agree to, the sale and purchase of additional Notes in excess of such amount.

C.1.2. From time to time following the Rider Date and through the fourth anniversary of the Rider Date (or, upon mutual prior agreement of the Company and the Majority Note Purchasers and subject to an extension of the Maturity Date pursuant to Section C.3.1, through the fifth anniversary of the Rider Date), on not less than 10 Business Days prior written notice, the Company may request that the Note Purchasers acquire, and subject to the conditions set forth in Section 3.3, the Note Purchasers shall acquire, Additional Notes in an aggregate original principal amount of up to $7,000,000 (excluding any PIK Interest) (or such greater amount as the Note Purchasers may agree in their sole discretion). The proceeds of the Additional Notes shall be applied solely to the payment of Monetization Expenses (or to reimburse the Company for the payment of Monetization Expenses). The Company may not request Additional Notes to be acquired more than one time in any calendar month, and any such requests shall be in a minimum amount of $100,000.

C.2. Interest on Additional Notes. The unpaid principal amount of the Additional Notes (including any PIK Interest) shall bear interest at a rate equal to LIBOR plus 2% per annum; provided that upon and during the continuance of an Event of Default under Section 7.1.1, the interest rate shall increase by an additional 2% per annum. Interest on the Additional Notes shall be paid on the last Business Day of each calendar quarter (the “Interest Payment Date”), starting with the calendar quarter ending following the issuance thereof. Such interest may be paid in cash at the option of the Company (and shall be paid in cash to the extent of any unapplied Monetization Revenues) and otherwise shall be paid by increasing the principal amount of the Additional Notes by the amount of such interest, effective as of the applicable Interest Payment Date (“PIK Interest”).

C.3. Payment of Additional Notes.

C.3.1. Payment at Maturity. The principal of the Additional Notes and all unpaid interest thereon or other amounts owing hereunder shall be paid in full in cash on August 31, 2020 (the “Rider Maturity Date”); provided that the Company may request, and at the sole discretion and option of the Note Purchasers the Note Purchasers may consent, to extend the applicable Rider Maturity Date for up to five one year increments.

C.3.2. Optional Prepayments. The Company may prepay the Additional Notes from time to time in whole or in part, without penalty or premium. Any such prepayment shall include accrued and unpaid interest on the amount prepaid.

C.3.3. Mandatory Prepayments. Upon receipt of any Monetization Revenues, the Company or the Collateral Agent, as the case may be, shall apply 100% of such Monetization Revenues to the payment of accrued and unpaid interest on, and then to repay outstanding principal of, the Additional Notes. Any such principal prepayment shall be applied to the Additional Notes in the order in which the Additional Notes were issued. Except to the extent that the Collateral Agent is enjoined or stayed from distributing any such Monetization Revenues (other than to the extent such enjoinder or stay arises solely from (x) a dispute among the Purchasers or (y) a dispute between any Purchaser and the Collateral Agent), such direct deposit by payors shall constitute timely payment by the Company of such accrued and unpaid interest and the outstanding principal of the Additional Notes in the amount of such direct deposit. Payments by the Company on the Additional Notes pursuant to this Section C.3.3. shall be made monthly on the tenth Business Day of each month with respect to Monetization Revenues received in the prior month; provided that, if the Company receives a single payment of Monetization Pre-Adjustment Revenues of $25,000 or more, the Company shall be required to determine the amount, if any, of the Monetization Revenues resulting from such payment and to make a payment to the Noteholders of such Monetization Revenues within 10 Business Days of receipt of such payment.

D. Limited Recourse. Notwithstanding any other provision of this Agreement, from and after the date of this Rider, the Purchasers’ recourse with respect to amounts due with respect to the Additional Notes and with respect to the remaining Revenue Stream shall be limited to the Patents and to the Monetization Revenues, and their rights and remedies under the Agreement shall be limited to enforcement against the Patents and the Monetization Revenues including, without limitation, foreclosing on the Patents, exercising their rights under the Patent License and exercising their right to cause the Patents to be assigned to a special purpose entity subject to the license back to the Company set forth in Section 7.3; provided that this limitation shall not limit the Purchasers’ recourse (1) in the event of a breach of the Company’s obligations to apply the portions of Monetization Revenues specified in the Agreement to the payment of the Additional Notes, the Revenue Stream and the other Obligations or (2) to recover their expenses of enforcing their rights and remedies in the event that the Company fails to cooperate in, or seeks to frustrate or impede, the exercise by the Purchasers’ of their rights and remedies with respect to the Patents and the Monetization Revenues, including frustrating or impeding any efforts of the Purchasers to substitute or add as a plaintiff the special purpose entity in any pending litigation concerning the Patents following assignment of the Patents to such entity and including any expenses of the Purchasers in enforcing their rights and remedies in any bankruptcy proceeding commenced by or against the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Rider to the Agreement to be duly executed and delivered as of the day of the year first above written.

ANDREA ELECTRONICS CORPORATION, As the Company

By	/s/ Corisa L. Guiffre
	Name:	Corisa L. Guiffre
	Title:	Vice President, Chief Financial
Officer and Assistant Corporate Secretary

AND34 FUNDING LLC, As A Revenue Participant

By	James K. Noble III
Name: James K. Noble III
Title: Secretary

AND34 FUNDING LLC, As A Noteholder

By	James K Noble III
	Name:	James K. Noble III
Title: Secretary

AND34 FUNDING LLC, As Collateral Agent

By	James K. Noble III
Name: James K. Noble III
Title: Secretary